Exhibit 10.1

March 15, 2024

PERSONAL & CONFIDENTIAL

Timothy S. Zimmer

Re: Offer of Employment for Timothy S. Zimmer

Dear Mr. Zimmer:

On behalf of Real Good Foods, LLC (the “Company”), I am pleased to extend the Company’s offer of employment to you as the Chief Executive Officer of the Company. Your anticipated hire date is March 18, 2024. You shall perform such duties and have such responsibilities as are typically associated with the position of Chief Executive Officer, including, without limitations, advising the Company on operational optimization and reporting, and such duties and responsibilities as are prescribed by the Board of Directors of the Company that may be assigned to you from time-to-time. You shall perform such services in a diligent and skillful manner and in accordance with current industry standards.

Your classification status will be that of an exempt, full-time employee and will receive a base salary of $500,000 per year payable in periodic installments of $19,230.77 on bi-weekly paydays. You may also be eligible for a performance-based bonus of up to 50% in addition to your salary based on performance goals established by the Board of Directors. Lastly, you will participate in our Performance Restricted Stock Unit (“PRSU”) program. It will be recommended to the Board of Directors to award you 500,000 PRSUs that will vest in the following increments:

•	100,000 PRSUs upon RGF share price achieves $3

•	200,000 PRSUs upon RGF share price achieves $5

•	200,000 PRSUs upon RGF share price achieves $10

The PRSUs will be granted and vested in accordance with the Company’s RSU policy adopted from time to time by the Board of Directors. Our policy is to review individuals’ compensation approximately one time a year on their anniversary date of hire.

Standard Employee Benefits:

•	Fifteen (15) days of paid vacation per year with limited accrual.

•	Five (5) days of paid sick leave per year.

•

Medical, Dental and Vision Insurance (Your contribution will be based on your age/dependents/marital status). You are eligible for these benefits on the first day of the month following your date of hire.

•	Life and AD&D Insurance (No contribution)

•	401k retirement savings plan (eligible after 90-days of employment)

Please review company policies for further details on these benefits.

During the course of your employment, you may have access to trade secrets and confidential business information belonging to the Company, its affiliates, vendors and customers. By accepting employment, you acknowledge that you will keep all this information strictly confidential and will not use it or disclose it to any person or entity, including family members, except as is necessary in the ordinary course of performing your duties for the Company. You further acknowledge that your obligation to safeguard all such trade secrets and confidential business information exists not only during the period of your employment, but also after your employment ends. You also agree that at the cessation of your employment, or on The Real Good Food Company demand, you will return all copies of any documents or other materials you have that are trade secrets, or which refer to or contain or reflect trade secrets or confidential business information.

As an at-will employee, you will be free to terminate your employment at any time for any reason or for no reason, with or without cause and with or without notice. Similarly, the Company may terminate your employment at any time, for any legal reason, with or without cause, and with or without notice. By accepting this offer of employment, you understand that any statements on the job application, in the Company Employee Handbook, or in any other Company documents, do not constitute an employment contract and do not alter your at-will employment status.

You agree to execute a Confidential and Propriety Information Agreement and Assignment in the form adopted by the Company from time to time.

I am very pleased to extend the Company’s offer of employment to you. We are eager to begin working with you and trust that this will be the beginning of a rewarding, fulfilling experience for you and the Company. We look forward to working with you.

Sincerely,

/s/ Bryan Freeman
Bryan Freeman
Executive Chairman of
Real Good Food Company, Inc. managing member of Real Good Foods, LLC

Accepted and Agreed:

/s/ Timothy S. Zimmer
Timothy S. Zimmer